As filed with the Securities and Exchange Commission on August 30, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization	47-0587703 (IRS Employer Identification No.)

4350 McKinley Street, Omaha, Nebraska 68112

(Address of Principal Executive Offices)        (ZIP Code)

BALLANTYNE STRONG, INC., 2010 LONG-TERM INCENTIVE PLAN (1)

(Full title of the plan)

KEVIN S. HERRMANN

SECRETARY AND CHIEF FINANCIAL OFFICER

BALLANTYNE STRONG, INC.

4350 MCKINLEY STREET

OMAHA, NE  68112

(402) 453-4444

(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Copy to:

MICHAEL C. PALLESEN

CLINE WILLIAMS WRIGHT JOHNSON & OLDFATHER, L.L.P.

1125 SOUTH 103rd STREET, SUITE 600

OMAHA, NEBRASKA 68124-1090

402-397-1700

402-397-1806

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

(1)           The Company has reserved and is registering 600,000 shares of Common Stock for issuance pursuant to the 2010 Long-Term Incentive Plan.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock	600,000	$7.28	$4,368,000	$311.44

(1)           Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)           The proposed maximum offering price was determined in accordance with Rule 457(c) and (h) under the Securities Act of 1933, based on the average high and low prices reported on the NYSE Amex on August 25, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

Ballantyne Strong, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)           The Company’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended by Form 10-K/A, and filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year;

(2)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above; and

(3)           The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 1-13906) filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c) 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of the filing of such documents.

For purposes of this registration statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement.  Any statement so modified shall not be deemed in its unmodified form to constitute part of this registration statement or the related prospectus.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

Not applicable.

Item 6.                    Indemnification of Directors and Officers.

Article VIII of the Bylaws of the Company is the relevant provision regarding indemnification of directors and officers.  The Bylaws generally provide that the Company shall indemnify its officers, directors, employees and agents to the full extent permitted and in the manner permissible under the laws of the State of Delaware.  Additionally, the Bylaws permit the Company to purchase and maintain insurance against liability asserted against any director, officer, employee or agent arising out of its capacity as such, and the Company has obtained such insurance policy.

Section 145(a) of the General Corporation Law of the State of Delaware (DGCL) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that (i) to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section145.

The foregoing summary is qualified in its entirety by reference to the respective provisions of the DGCL.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

See Exhibit Index on page 9.

Item 9.                    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)               To include any prospectuses required by Section 10(a)(3) of the Securities Act;

(ii)              To reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low- or high-end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on August 30, 2010.

BALLANTYNE STRONG, INC.

/s/ Kevin S. Herrmann
Name: Kevin S. Herrmann
Title: Secretary and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William F. Welsh, II (1)
William F. Welsh, II	Director and	August 30, 2010
Chairman of the Board

/s/ John P. Wilmers
John P. Wilmers	Director, President and Chief Executive Officer	August 30, 2010

/s/ Alvin Abramson (1)
Alvin Abramson	Director	August 30, 2010

/s/ Marc E. LeBaron (1)
Marc E. LeBaron	Director	August 30, 2010

/s/ Mark D. Hasebroock (1)
Mark D. Hasebroock	Director	August 30, 2010

/s/ Christopher E. Beach (1)
Christopher E. Beach	Director	August 30, 2010

/s/ Steven J. Schuster (1)
Steven J. Schuster	Director	August 30, 2010

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the following persons, in their capacities as members of the Compensation Committee (as administrators of the Plan), have duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on August 30, 2010.

Signature	Date

/s/ Christopher E. Beach (1)
Christopher E. Beach	August 30, 2010

/s/ William F. Welsh, II (1)
William F. Welsh, II	August 30, 2010

/s/ Marc E. LeBaron (1)
Marc E. LeBaron	August 30, 2010

/s/ Mark D. Hasebroock (1)
Mark D. Hasebroock	August 30, 2010

/s/ Steven J. Schuster (1)
Steven J. Schuster	August 30, 2010

(1)	By:	/s/ Kevin S. Herrmann
Kevin S. Herrmann, Attorney-in- Fact	August 30, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit Index

4.3	Ballantyne Strong, Inc., 2010 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Schedule 14A Definitive Proxy Statement for the Company’s 2010 Annual Meeting of Stockholders). *

5	Opinion of Cline Williams Wright Johnson & Oldfather, L.L.P. (filed herewith).

23.1	Consent of KPMG, LLP (filed herewith).

23.2	Consent of Independent Auditors (filed herewith).

23.3	Consent of Cline Williams Wright Johnson & Oldfather, L.L.P (included in Exhibit 5).

24	Power of Attorney (filed herewith).

* - Compensatory plan.